Exhibit 10.3

RURAL/METRO CORPORATION INCENTIVE PLAN

PURPOSE OF PLAN

The Rural/Metro Corporation (the “Company” or “Rural/Metro”) Incentive Plan (the “Plan”) is an annual cash incentive plan composed of two components: (i) the Management Incentive Program (the “MIP”) for key executive positions, and (ii) the Management Bonus Program (the “MBP”) for key management positions, all as designated below.

The Plan is designed to promote, recognize, and financially reward exceptional performance by:

•	Rewarding superior individual performance against established performance goals, while minimizing inappropriate risk-taking; and

•	Establishing and communicating established Company metrics that reflect the expectations and goals of the Company.

DISCRETIONARY NATURE OF PLAN

The Plan does not establish enforceable employee rights, contractual or otherwise, and does not establish an employment relationship enforceable by the participant. The Plan is discretionary, and its provisions are subject to change or termination by the Board of Directors of the Company (the “Board”) at any time without notice.

The annual amounts, budgeted expectations, and personal goals require review and approval, in the case of the MIP, by the applicable Plan Administrator (as defined below) and the Board and, in the case of the MBP, by the applicable Plan Administrator. In determining whether quantitative financial goals have been satisfied, the Board or the applicable Plan Administrator, as the case may be, may adjust the audited results (upward or downward) for Board-approved actions during the Plan Year taken in the best long-term interest of Rural/Metro for special or unusual accounting outcomes or as otherwise deemed necessary to effectuate the intent of the Plan or to motivate its participants. In addition, the Board or applicable Plan Administrator in its discretion may award amounts greater or lesser than amounts determined as provided herein.

ADMINISTRATION

Management Incentive Program

The Compensation Committee of the Board, under the leadership of its Chair, shall be responsible for the overall administration of the MIP and shall be the “Plan Administrator” for the MIP.

The Plan Administrator may delegate its duties, including, but not limited to, the duty to provide reports, make recommended design modifications, and ensure accuracy of reporting to the CEO and CFO or others, as determined in its sole discretion. The CEO, CFO, or other delegatees shall not participate in deliberations regarding their awards.

Any promotions into the MIP must be approved by the Plan Administrator prior to promotion, and any approved promotions must be immediately communicated to the Compensation Committee for discretionary inclusion into the award determination, pursuant to the “Eligibility” section of the Plan.

The Plan Administrator shall resolve any disputes concerning the Plan, including payout disputes. The Board shall make the final decision on all recommendations of payouts made by the Plan Administrator under the MIP.

Management Bonus Program

The CEO of the Company is responsible for the overall administration of the MBP and shall be the “Plan Administrator” for the MBP.

The Plan Administrator may delegate its duties, including, but not limited to, the duty to provide reports, make recommended design modifications, and ensure accuracy of reporting to the CFO, VP of Human Resources, Managing Director Financial Planning or others, as determined in its sole discretion. Delegatees shall not participate in deliberations regarding their awards, if any, under the MBP.

Any promotions into the MBP must be approved by the CEO prior to promotion, and any approved promotions must be immediately communicated to the CFO for discretionary inclusion into the award determination, pursuant to the “Eligibility” section of the Plan.

The Plan Administrator shall resolve any disputes concerning the MBP, including payout disputes.

DURATION OF THE PLAN

The Plan is measured in terms of financial and, if so designated, personal goal achievements aligned with the Company’s fiscal year (July 1 through June 30) (the “Plan Year”). The Plan renews automatically from Plan Year to Plan Year unless otherwise determined by the Board.

ELIGIBILITY

In addition to the other terms and conditions applicable to the Plan, each participant is subject to the eligibility requirements below:

In General (Applicable to Both MIP and MBP)

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The participant must continuously function in a position listed by the Plan Administrator as eligible for participation in the Plan both during the applicable Plan Year and through the Plan payout date.

•	The participant must not have given notice (or have been given notice by Rural/Metro) to terminate the participant’s employment with Rural/Metro prior to the Plan payout date.

•	The participant must not be functioning under any corrective action plan.

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Participants who are hired, transferred, or promoted into or out of an eligible position or whose employment ends due to death, disability, retirement, or separation may, but need not be, considered for a prorated award based on the actual number of months worked in the eligible position.

•	Participants transferring from one eligible position to another eligible position continue to be eligible for an award.

•	The terms and conditions of the Plan are subject to individual employment agreements or severance agreements, to the extent provided therein.

Management Incentive Program

•	For the MIP portion of Plan, eligible positions are generally:

•	Chief Executive Officer (“CEO”);

•	Chief Operating Officer (“COO”);

•	Senior Vice President (“SVP”);

•	Certain Corporate Vice Presidents (“Corporate VP”); and

•	Zone Vice President (“Zone VP”).

•	The CEO, COO, SVP and Corporate VP are sometimes referred to herein as “Corporate Executive.”

Management Bonus Program

•	For the MBP portion of the Plan, eligible positions are generally:

•	Certain Corporate VPs and SVPs;

•	Managing director (“Managing Director”);

•	Chief Financial Officer – Field Operations; and

•	National billing director (“NBD”).

•	Other positions may be eligible under the MBP portion of the Plan, subject to approval prior to the beginning of the Plan Year by the applicable Plan Administrator, including:

•	Director I (“Director I”);

•	Director II (“Director II”);

•	Zone Financial Analyst (“ZFA”);

•	Corporate manager (“Manager”);

•	Zone Billing Director (“ZBD”)

•	Zone division general manager I (“DGM I”);

•	Zone division general manager II (“DGM II”); and

•	Zone HR manager.

PLAN GOALS

Management Incentive Program

MIP awards are based upon two categories of goals for the Plan Year, quantitative and personal, as follows:

•

A “Corporate Hard Goal” (“CHG”), which is defined as Consolidated Budgeted Adjusted Earnings before Interest, Taxes, Depreciation, and Amortization (“Adjusted EBITDA”), as set forth in the annual budget approved by the Board, is applicable to each participant.

•	Each Zone VP also has a “Zone Hard Goal” (“ZHG”), which is defined as Zone Adjusted EBITDA for the Zone VP’s region, as set forth in the annual budget approved by the Board.

•

Each participant also develops, in cooperation with the participant’s supervisor, a set of “Individual Goals” (“IGs”) to be achieved during the Plan Year. Individual Goals are specific to Zone or Corporate directives with emphasis on accountability and personal development related to each individual participant.

For purposes of MIP award calculation, the above goals are weighted as follows:

•	CEO 100% CHG.

•	Other Corporate Executive: 70% CHG and 30% IGs.

•	Zone VP: 30% CHG; 40% ZHG; and 30% IGs.

MIP goals are documented on a “Plan Scoring Criteria Form” (the “Form”). Each IG is weighted individually in the Form to reach the 30% total. Each participant’s Form will be made available for review and approval by the Plan Administrator and the Board for final approval.

Quantitative financial goals constitute confidential commercial or financial information that would result in competitive harm if disclosed, as may personal goals in appropriate cases.

Management Bonus Program

Job/Grade Level	Adjusted EBITDA	Zone Adjusted EBITDA	Division/ Department Adjusted EBITDA	Individual Goals	Maximum Award % of Base Pay
Corporate VP / CFO – Field Ops	31.5% [70%]	—	—	13.5% [30%]	45%
NBD	12% [30%]	—	16% [40%]	12% [30%]	40%
Managing Director	20% [50%]	—	—	20% [50%]	40%
DGM II /ZFA / ZBD **	7% [20%]	7% [20%]	10.5% [30%]	10.5% [30%]	35%
Director II **	17.5% [50%]	—	—	17.5% [50%]	35%
Director I **	15% [50%]	—	—	15% [50%]	30%
DGM I **	6% [20%]	6% [20%]	9% [30%]	9% [30%]	30%
Manager **	10% [50%]	—	—	10% [50%]	20%

[    ] numbers = percentage of maximum award

**	Note: Inclusion in Plan subject to discretion of Plan Administrator.

Under the MBP, each participant’s award will be subject to CHGs and/or ZHGs, as applicable, and IGs.

DETERMINING AMOUNT OF AWARDS

Management Incentive Program

Step One: Determining whether the CHG has been achieved. Audited June 30th fiscal year-end financial statements, generally available by September 15th, are utilized to determine whether the threshold CHG has been achieved.

If the Plan Administrator determines that the CHG was not achieved, no award based on the CHG, ZHG or IGs shall be made to any participant.

Step Two: Determining CHG award payout amounts. If the threshold CHG is achieved or surpassed, the table below is used to identify the percentage of base salary to be used in computing the recommended CHG award for each participant level. As provided below, incremental adjustment to the CHG award is made to recognize the actual level of the CHG that was achieved during the Plan Year.

Level of Goal Achieved	Percentage of CEO’s Base Salary	Percentage of COO’s Base Salary	Percentage of Senior VP’s Base Salary	Percentage of Zone VP’s Base Salary	Percentage of Corporate VP’s Base Salary
Threshold	42.50%	35.00%	25.00%	25.00%	22.50%
Target	85.00%	70.00%	50.00%	50.00%	45.00%
Maximum	127.50%	90.00%	75.00%	75.00%	67.50%

Threshold represents 90.8% of Adjusted EBITDA; Target represents 100% of Adjusted EBITDA; and Maximum represents 110% of Adjusted EBITDA.

If the achieved Adjusted EBITDA is greater than the Target CHG but less than the Maximum CHG, the Percentage of Base Salary shall be scaled upward in proportion to the amount by which the achieved Adjusted EBITDA closes the gap between Target and Maximum.

Example (for SVP): assume that FY11 Target CHG = $50M; Maximum CHG = $55M; the achieved Adjusted EBITDA (as determined in September 2011) = $52M; Percentage of Base Salary payable at Target = 50%; and Percentage of Base Salary payable at Maximum = 75%. The achieved Adjusted EBITDA covered 40% of the gap between Target and Maximum. Therefore the Percentage of Base Salary payable is 60% (40% of the gap between 50% and 75%).

If the achieved Adjusted EBITDA is greater than Threshold CHG but less than Target CHG, the Percentage of Base Salary shall be scaled upward in the same manner.

Step Three: Determining whether ZHGs have been achieved (applicable to Zone VPs only). If the threshold CHG was achieved, the Plan Administrator determines (in a manner similar to the determination of CHG achievement as described above) whether the threshold ZHG for each Zone VP has been achieved.

If the Plan Administrator determines that a Zone VP’s threshold ZHG was not achieved, no MIP award shall be made to the Zone VP based on the ZHG, and no award based on IGs shall be made to such Zone VP.

Step Four: Determining ZHG award payout amounts (applicable to Zone VPs only). If threshold ZHG is achieved or surpassed, the table above is used to identify the percentage of base salary to be used in computing the Zone VP’s recommended ZHG award. ZHG-based awards shall be scaled in the same manner as provided above with respect to CHG-based awards.

Threshold represents 90.8% of Zone Adjusted EBITDA; Target represents 100% of Zone Adjusted EBITDA; and Maximum represents 110% of Zone Adjusted EBITDA.

Step Five: Determining whether IGs have been achieved. The Plan Administrator determines whether individual IGs have been achieved based on the parameters set forth in the Form. Further, as stated above, (i) no Corporate Executive is eligible for an IG award unless the CHG has been achieved; and (ii) a Zone VP is not eligible for a IG award unless both the CHG and such Zone VP’s ZHG have been achieved.

Step Six: Determining IG award payout amounts. As noted above, a participant’s IGs are assigned a specific weight on the participant’s Form. If all IGs are met, the total 30% weighting for IGs is used in calculating the portion of the participant’s MIP award based upon IGs. If only some of the IGs are achieved, the total weighting for those achieved is used in the calculation.

Management Bonus Program

Each participant will have specific goals with an assigned relative value weighting. This relative value weighting is reviewed and recommended by the VP of Human Resources with final approval of the CEO.

It is envisioned that the MBP relative value scoring criteria will total 100%; however, at the discretion of the Plan Administrator this award may exceed 100%.

PAYOUT CONDITIONS

•	Notwithstanding the establishment of predetermined goals, the eligibility for, and payment of, any and all incentive compensation under the Plan is entirely discretionary.

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A preliminary report is given to the applicable Plan Administrator in August immediately following the Plan Year, presenting the preliminary unaudited numbers for the hard goals and the summary of individual goals measured at June 30th. Any necessary updates on audited financial numbers that may impact hard goal achievements will be provided to the applicable Plan Administrator during September immediately following the Plan Year.

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The applicable Plan Administrator will receive the appropriate information in September to review and approve the awards. In the case of the MIP, awards are also subject to Board approval. Plan awards for a Plan Year will be paid in a cash lump sum as soon as possible after the September Board Meeting immediately following the applicable Plan Year but in no case later than October 31 st immediately following the applicable Plan Year.

•	Plan awards are calculated using the participant’s annual base pay as of June 30th of the applicable Plan Year.

•	Plan awards are subject to income reporting and payroll withholding, as determined in the sole discretion of Rural Metro.

•	The provisions of the Plan shall be governed and construed in accordance with the laws of the State of Arizona, without regard to its conflict of law provisions.

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In the event there shall be any conflict between the provisions and content of the Plan and any other communications, written or oral, the terms of the Plan (and not the language of any other written or oral communication) shall control; provided, however, a conflict between, in the event the terms of any applicable employment agreement or severance agreement and the Plan, the terms of such applicable employment agreement or severance agreement, as the case may be, shall control.

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All Plan awards are limited by and in all respects subject to any compensation recovery, recoupment, equity retention or similar plans or policies that the Company may enact from time to time and, without limiting the foregoing, all awards granted hereunder are subject to recoupment, forfeiture or modification (in whole or in part) in accordance with the terms of any such plans or policies, regardless of whether such plans or policies are currently in effect or may be implemented and/or modified subsequent to the date of this Plan.

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IN WITNESS WHEREOF, the Company has caused the Rural/Metro Corporation Incentive Program to be adopted this      day of             , 2010.

RURAL/METRO CORPORATION

By:

Printed Name:

Its: